Exhibit 3

Schedule of Transactions

Shamrock Activist Value Fund I, L.P.

Date	Number of Common Shares	Price Per Common Share in $US*
5/16/2007	(717,997)	$7.9700
Total Common Shares Held	1,215,082

Shamrock Activist Value Fund II, L.P.

Date	Number of Common Shares	Price Per Common Share in $US*
5/16/2007	(453,247)	$7.9700
Total Common Shares Held	767,038

Shamrock Activist Value Fund III, L.P.

Date	Number of Common Shares	Price Per Common Share in $US*
5/16/2007	(78,756)	$7.9700
Total Common Shares Held	133,285